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                                                                    EXHIBIT 10.3





                          WASHINGTON GAS LIGHT COMPANY

                     EXECUTIVE INCENTIVE COMPENSATION PLAN




                     AS AMENDED THROUGH SEPTEMBER 25, 1985
                      As further amended November 26, 1986
                      As further amended December 18, 1996
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                          WASHINGTON GAS LIGHT COMPANY

                     EXECUTIVE INCENTIVE COMPENSATION PLAN

1.       OBJECTIVE OF THE PLAN

         To promote achievement of corporate goals and increase the Company's profits by recognizing a participant's contribution to the attainment of the Company's goals and profits. An additional objective is to attract and retain outstanding executive officers.

2.       ELIGIBILITY

         Executive officers eligible each year to participate in the Plan are those serving in positions for which the Board of Directors approves remuneration. Other executive employees may, upon recommendation of the Chief Executive officer and approval of the Board of Directors, participate in the Plan in any year.

3.       DETERMINATION OF INCENTIVE COMPENSATION POOL

         All payments will be payable out of an incentive compensation pool. Each year, the Board of Directors will fix a target percentage return on average common stock equity. No compensation pool will be generated unless the target percentage .is reached. After the Company's financial results for the year are available, the Board of Directors will determine the amount of the compensation pool, which will be based, in part, upon the extent to which the target percentage for the year has been exceeded.

         "Common stock equity" is to be determined in accordance with generally accepted accounting principles.





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4.       DETERMINATION OF INDIVIDUAL AWARDS

         After the Company's financial results for the year have been determined, the Chief Executive officer will recommend to the Compensation Committee and it will recommend to the Board of Directors the award, if any, to be paid to each participant. The Board of Directors, however, will make the final determination of the award to be paid to any participant and may determine that no award shall be paid to any participant. The aggregate awards payable will not exceed the compensation pool, but the entire compensation pool need not be paid. The award of each participant will be based upon whether the participant has met or the degree to which individual performance has exceeded objectives established at the outset of the Plan year. A participant who becomes eligible to participate in the Plan during the year or who, because of retirement or other factors, is not employed during the entire year, shall be eligible to participate, but the extent of participation shall take into account the period of service as well as other factors.

5.       PAYMENT OF AWARDS

         The awards will be paid in cash as soon as possible after the determination of the amount to be paid unless the participant has made a deferred compensation election in accordance with Schedule A hereto, or unless the Board determines to change the timing of payments according to the best interests of the Company.

6.       AMENDMENT AND TERMINATION

         The Board of Directors may amend or terminate the Plan at any time, except that any award previously approved or determined by it shall be paid.





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                                   SCHEDULE A
                                       TO
                          WASHINGTON GAS LIGHT COMPANY
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

A.               Deferral of Payment(1)

(1) A Participant may apply to defer payment of all or part of any award for which the Participant may become eligible. An applicant may request:

                 (a) a deferral for a four year Period or for a greater period; and

                 (b) deferral of an award in twenty-five percent increments (25%, 50%, 75% air 100%) or payment of a specific cash amount with a twenty-five percent increment (25%, 50%, 75% or 100%) applied to the balance.

(2) A participant my apply to re-defer all accumulated interest and the amount deferred previously. Partial re-deferrals are not permitted. Also, a re-deferral must be for a four year period or for a greater period.

(3) To be effective, an application under Paragraph A(l) or A(2) must be submitted to the Company and approved on or before November 30th:

                 (i) of the year with respect to which there may be an award, or

                 (ii) of the year prior to expiration of a current deferral period.

(4) An approved application to defer or re-defer can not be modified or revoked.

B.               Method of Payment.

(1) Payment of a deferred amount will be in the form of a lump sum at the expiration of the





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1/    Provisions regarding deferrals have been amended--see page following
Schedule A.

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                 relevant deferral period, unless the participant applies to receive the amount in one to ten (1-10) equal annual installments beginning at the expiration of the deferral period. An application to be paid annual installments must be made and approved on or before November 30th prior to expiration of the deferral period.

(2) If a participant's employment with the Company is terminated due to death, disability or retirement, all deferral periods are canceled. Payment shall be in a lump sum, unless an application is made pursuant to Paragraph B(l) or a request has been approved pursuant to Paragraph B(5).

(3) If a participant's employment with the Company is terminated for any reason other than death, disability or retirement, all deferral periods are canceled and payment shall be in a lump sum.

(4) Payments shall be made within thirty (30) days of the applicable event and shall be made to the participant; provided that a participant may file with the Company a written designation of beneficiary which may be revoked or modified by the participant at any time. If no beneficiary has been designated or the designated beneficiary does not survive the participant, payment shall be made on the participant's behalf to the participant's surviving spouse and if there is no surviving spouse, payment shall be in equal proportions to the participants surviving children. If the participant is not survived by a designated beneficiary, by a spouse or by children, payments shall be made on the participant's behalf to the estate of the participant as established by law.

(5) If requested by the participant in writing on the designation of beneficiary form, and approved by the Company, payments to the designated beneficiary of a deceased





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                 participant may begin at the time requested on the form, and may include a method of payment under Paragraph B(l).

(6) The Company may permit early payment of an amount needed because of an unforeseeable emergency beyond the control of the participant or beneficiary which would result in substantial financial hardship unless early payment were permitted.

C.               Terms and Conditions.

(1) Deferred amounts shall include all or part of a deferred award and interest compounded quarterly. The quarterly interest rate shall be the weekly average yield to maturity for five-year U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of five years) as published by the Federal Reserve Board in its Statistical Release H.15 published on or prior to December 31 of the immediately preceding year.

(2) The terms of this Schedule A, including without limitation, "plan", "participant", "beneficiary", and "deferred amount" shall not mean, nor be construed to mean, under any circumstance, that any person or entity shall have any right, title or interest in or to any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

(3) Rights to receive payments under the Plan may not be assigned, alienated or pledged.

D.               Administration.

(1) The Company may from time to time establish conditions and procedures for the administration of provisions of this Schedule A.





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(2)              The terms "disability" and "retirement", are used herein as defined in the Washington Gas Light Company Employees' Pension Plan, as amended from time to time.





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AMENDMENT TO DEFERRAL PROVISIONS OF EXECUTIVE INCENTIVE COMPENSATION PLAN
(Amendments adopted November 26, 1986):

1. Deferral periods may be for a minimum of one year (in lieu of four years as previously provided).

2. The provision for redeferrals is eliminated for any amounts deferred after December 31, 1986.

3. Elections to defer payments under the Plan may be made on or before December 31 of the year preceding the year in which any amount under the Plan is determined and awarded (in lieu of November 30, as previously provided).





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